Exhibit 4.133
(English Translation)
Joint Venture Agreement
For the Establishment of
“Telvent DMS” LLC Novi Sad
By and Between
“DMS Group”, LLC Novi Sad
and
Telvent Energia S.A. Madrid
Date: May 8th, 2008

Schedules:

Schedule 1	Schedule of Capital Contributions & Contribution Percentages
Schedule 2	List of DMS Business
Schedule 3	Form of Memorandum of Incorporation
Schedule 4	Form of Shareholders Agreement
Schedule 5	Research & Development Plan
Schedule 6	Annual Budget for 2008
Schedule 7	List of Employees
Schedule 8	Form of Employment Agreement with Dragan Popovic
Schedule 9	Form of Employment Agreement for other employees
Schedule 10	DMS Business transfer Agreement
10(a) — List and description of DMS Software modules / components
10(b) — List of persons who worked on the DMS Software but did not sign confidentiality agreements
10(c) — List of Software Licenses granted by DMS Group to third parties
10(d) — List of Contracts of DMD Group relating to licensing of DMS Software
Schedule 11	Form of VAR Agreement to be signed between Telvent and the JV Company
Schedule 12	Required Consents
Schedule 13	Form of Lease Agreement
Schedule 14	Form of Agreement with professors and members of Department
Schedule 15	Form of Cooperation Agreement with University of Novi Sad

Joint Venture Agreement
This Agreement is made as of the 08th day of May, 2008,
Between:
“DMS Group”, LLC Novi Sad, a corporation incorporated under the laws of Serbia with registered offices at St. Puskinova 9A, 21000 Novi Sad, Serbia and tax identification number [***], Agency for Business Registries in Belgrade, BD 58048/2006

(hereinafter referred to as “DMS Group”), represented by the Prof. DrDragan Popovic, Personal ID: [***], Chairman of the Board.

and

Telvent Energia S.A. , a company organized and existing under the laws of Spain, with registered office at Valgrande 6, Alcobendas 28108, Madrid, Spain, with V.A.T/Taxpayer’s Number [***], entered in the Companies’ Register of Madrid, in volume 1612 general, 1036 of section 3 of the Companies Book, sheet 1, sheet number 7367, registration 1, (hereinafter referred to as “Telvent”) represented by Mr. Jesus Manuel Rios Odero, with Personal ID: [***], passport number: [***] by virtue of a power of attorney dated March 27, 2008 before the Notary Public Mr. Juan Alvarez-Sala Walther with protocol number [***].
Article I — Definitions and Interpretations
1.1	Unless otherwise stipulated in this Agreement, the following terms in this Agreement shall have the respective following meanings stated:
(a)	“Affiliated Company” means, in respect of a Party, any other entity controlling or controlled by or under common control with it.

(b)	“Agreement” means this joint venture agreement and all annexes attached to this Agreement as the same may be amended from time to time and the expressions “hereof”, “hereto”, “hereunder” and similar expressions refer to this Agreement, including all annexes and not to any particular article or section.

(c)	“Annual Budget” means the Plan of operational income and expenses of the JV Company for a financial year approved in accordance with Article 13.11.

(d)	“Board” means the Managing board or board of directors of the JV Company.

(e)	“Business” means the business of the JV Company relating to the Business Scope and any other activities which the Board decides from time to time will be carried on by the JV Company.

(f)	“Business Scope” has the meaning given in Article 4.1.

(g)	“Claim” means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, under statute, or otherwise.

(h)	“Capital Contribution” means, in relation to a Shareholder, that Shareholder’s contribution to the capital of the JV Company pursuant to this Agreement.

(i)	“Closing” has the meaning set forth in Article 5.5;

(j)	“Closing Date” has the meaning set forth in Article 5.5;

(k)	“Company Law” means the Serbian Company Law (Official Gazette of the Republic of Serbia no. 125/2004).

(I)	“Contribution Percentage” means, in relation to a Shareholder, the percentage that is equal to the Capital Contribution made by that Shareholder expressed as a percentage of the total capital of the Corporation.

(m)	“Member of the Board” means any member of the Board.

(n)	“DMS Business” means the technical and technological entirety of the part of business of DMS Group, which in the technological sense is related to the organized production process, development, promotion, marketing and licensing of the DMS software and carrying out turnkey projects in the area of control and information systems and communications infrastructures in the energy, transportation, telecommunications, environmental fields, and in technical sense is composed of DMS Business Assets.

(o)	“DMS Business Assets” means the DMS software, and the computer equipment, software, furniture, equipment, software licenses, organized production process and other assets used by DMS Group in the DMS Business described and listed in Schedule 2 attached to this Agreement.

(p)	“DMS Software” means the electricity distribution management software owned by DMS Group known as the DMS Software, as described in Schedule 10(a), and all source code, object code, listings, copyrights, patents and other intellectual property rights relating to the DMS Software.

(q)	“Effective Date” means the date on which both of the following conditions are met: (a) the JV Company is registered by the Registration Authority, and (b) the permanent banking account of the JV Company is opened and the funds from temporary account have been transferred to the permanent account.

(r)	“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or any option, right of first refusal, pre-emptive right, or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future.

(s)	“Force Majeure” means the events specified in Article XIX.

(t)	“IFRS” means the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB) applied on a consistent basis from period to period.

(u)	“Telvent Initial Capital Contribution” has the meaning set out in Article 5.1(a).

(v)	“JV Company” means Telvent DMS LLC, a limited liability company to be formed by the Parties in accordance with this Agreement pursuant to the Company Law and other relevant laws of Republic of Serbia

(w)	“Memorandum of Incorporation” means the Memorandum of Incorporation of the JV Company in the form attached as Schedule 3 to be signed and registered in accordance with this Agreement to form the JV Company.

(x)	“New VAR Agreement” has the meaning set out in Article 7.2.

(y)	“RSD” means Serbian dinars, the lawful currency of Republic of Serbia

(z)	“Registration Authority” means the Business Registration Agency of Republic of Serbia with which the JV Company shall be registered.

(aa)	“R&D Plan” means the three-year technological and financial research and development plan of the JV Company for the DMS Software for the years 2008-2010 approved by Telvent management as set out in Schedule 5 to this Agreement as updated and approved annually in accordance with

Article 13.12.

(bb)	“Required Consents” means all Consents required from customers, lessors, licensors, governmental entities or any other Person relating to the transfer of DMS Software to the JV Company or the establishment of the JV Company including without limitation those listed in Schedule 12.

(cc)	“Shareholders Agreement” means the agreement between the Parties in the form of Schedule 4 to this Agreement to be signed by the Parties on the Closing

(dd)	“Stake” means a Party’s Percentage participation in the capital of the JV Company entitling a Party to exercise shareholders rights in the JV Company in accordance with the Serbian Company Law including the rights to receive dividends or otherwise share in the net profits of the JV Company and to share in the distribution of the assets of the JV Company upon a winding up or liquidation of the JV Company.
1.2	In this Agreement, unless the context otherwise requires:
(a)	“Parties” means the parties to this Agreement as set out in the Preamble and “Party” means either DMS Group or Telvent.

(b)	“controlling”, “controlled” or “control” means that an entity directly or indirectly owns more than 50% of the voting right in another entity, or has the right or power to appoint a majority of directors in another entity or otherwise to guide or direct the policy or management of another entity;

(c)	the singular includes the plural and vice versa, and a gender includes other genders;

(d)	a reference to a document or agreement includes the document or agreement as notated, altered, supplemented or replaced from time to time;

(e)	a reference to a person includes the person’s executors, administrators, successors and permitted assigns and substitutes;

(f)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(g)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

(h)	mentioning anything after “include”, “includes” or “including” does not limit what else might be included.
1.3	In this Agreement, headings are for ease of reference only and do not affect interpretation.
Article II — Legal Representatives
2.1	The legal representatives of the Parties are as follows:

DMS Group:
Legal Representative: Name: Position: Nationality:	Prof. Dr Dragan Popovic Chairman of the Board Serbian

Telvent:
Legal Representative: Name: Position: Nationality:	Jesus Manuel Rios Odero Electric Business Vice President Spanish
Article Ill — Establishment of the JV Company
3.1	In accordance with the Company Law and other relevant laws and regulations, the Parties agree to set up the JV Company as a limited liability company.

3.2	The business name of the JV Company shall be:

The full business name shall be: “Telvent DMS” d.o.o. za elektroenergetski inzenjering, Novi Sad in Serbian, and “Telvent DMS” LLC for power engineering Novi Sad in English.

The abbreviated business name shall be: “Telvent DMS” d.o.o. Novi Sad in Serbian, and “Telvent DMS” LLC Novi Sad in English.

Should the Registration Authority fail to approve the aforementioned name of the JV Company, the Parties shall agree on a new company name.

3.3	The legal address of the JV Company shall be: Sremska 4, Novi Sad, Republic of Serbia

3.4	The JV Company shall be a legal person under the laws of Republic of Serbia and all its activities shall be governed and protected by the relevant and published laws, decrees, rules and regulations of Republic of Serbia.

3.5	The JV Company shall be organized as a limited liability company. Each Party shall share the JV Company’s profits and undertake the risks and losses in proportion to its respective contribution in the registered capital of the JV Company. Each Party shall be limited to the extent of its respective capital contribution subscribed thereto and the liability of the JV Company to its creditors shall be limited to its total assets. No Party shall have any liability to the JV Company other than the requirement to make such contribution, or to any third party in connection with the activities of the JV Company either jointly or severally, unless otherwise agreed to in writing by the Parties. In no event shall any Party be responsible for any losses, risks, liabilities or obligations whatsoever resulting from any act of the other Party.

3.6	The JV Company shall be organized and operated in accordance with the terms and conditions of this Agreement and of the Memorandum of Incorporation.
Article IV — Purpose and Scope of the JV Company
4.1	The business scope of the JV Company (“Business Scope”) shall be carrying on the businesses relating mostly to the development, promotion, marketing and licensing of the software formerly owned by DMS Group known as DMS software and carrying out turnkey projects in the area of control and information systems and communications infrastructures in the energy, transportation, telecommunications, environmental fields.

4.2	Each Party will at all times act in good faith in relation to the other Party and to the JV Company in respect of all matters relating to the JV Company and the Business. However, nothing in this Agreement will require either Party to act in any way which would adversely impact on any other business or enterprise conducted by that Party or any Affiliated Company of that Party (whether directly or indirectly or in whole or in part) during the Term of Joint Venture.
Article V — Capital Contributions and Closing
5.1	The capital of the JV Company shall be €12,245,000. The contribution of each Party to the registered capital shall be as follows:
(a)	€4,135,000 contributed in cash by Telvent as follows:
(i)	€1,135,000 to be paid by Telvent into a temporary bank account for the JV Company prior to the registration of the JV Company and

(ii)	€3,000,000 payable within 2 years of the date of registration of the JV Company according to the schedule attached hereto as Schedule 1, which all together amounts to €4,135,000 as Telvent’s capital contribution to the JV Company (the “Telvent Initial Capital Contribution”) for a 33.77%

Stake in the JV Company.

(b)	€8,110,000 contributed in kind by DMS Group by way of transferring the DMS Business to the JV Company, valuated as €8,110,000 in time of registration of the JV Company, for a 66.23% Stake in the JV Company.

(c)	Telvent Initial Capital Contribution of €4,135,000 as well as the €1,000,000 payable by Telvent to the JV Company annually under Section 2.3 of the New VAR Agreement as part of the Minimum Annual Amount for each of the first four years of the New VAR Agreement will be used primarily for financing of R&D Plan attached hereto as Schedule 5 as well as for promotional and other purposes related to support of DMS Producs that are included in the Annual Budget.
5.2	Within fifteen (15) days after the Effective Date, DMS Group shall sell a 15.23% Stake in the JV Company to Telvent in exchange for €1,865,000 to be paid by Telvent to DMS Group. The Contribution Percentages in the capital of the JV Company after completion of the transfer of the 15.23% Stake in the JV Company to Telvent shall be 51% for DMS Group and 49% for Telvent and shall be fixed and shall not be changed except in accordance with the Shareholders Agreement or unless otherwise agreed by the Parties in writing.

5.3	The JV Company will not acquire or assume any of the existing contracts of the DMS Group. Existing contracts of the DMS Group for open DMS projects (including EPS II phase, EVN Macedonia, ENEL — Pilot project Milano, ENEL — DMS installation in 29 control centers, DMS for EDF I Phase) will remain with DMS Group who will complete those contracts at its own expense and for its own benefit in period of 12 months after the Effective Date. JV Company will not share in either the costs or the revenues from those contracts. Any extensions of those contracts and all new agreements for DMS Software will be signed exclusively by the JV Company. After the Closing, DMS Group will not sign any new agreement for sales of the DMS Software.

5.4	The JV Company will not assume any of the liabilities of DMS Group or Telvent and the JV Company shall not have any indebtedness or liabilities as of the Closing.

5.5	Each party will be responsible for payment of its own costs and taxes relating to the Transaction, with the exception of taxes and duties associated with the purchase by Telvent of 15.23% of DMS’s Stake in the JV Company for the price of EUR 1,865,000 (as defined under 5.2 above, which shall be divided between the Parties on the following basis: taxes and duties associated to 1.300.000 Euro to be borne by Telvent and taxes and duties associated to 565.000 Euro to be borne by DMS Group.

5.6	The closing of the transactions contemplated by this Agreement with respect to the initial Capital Contributions of the parties and the other transactions contemplated in Section 5.7 (the “Closing”) shall take place at the offices of the JV Company at Sremska 4, Novi Sad, Republic of Serbia at 10:00 am. local time on the date which is five (5) Business Days after the satisfaction or waiver of the closing conditions contained in Article 5.8, or at such other time and place as the parties may agree in writing (the “Closing Date”).

5.7	On the Closing, the Parties shall make their respective Capital Contributions to the registered capital of the JV Company in accordance with Section 5.1 and Section 5.2. and the timeframe set out in Schedule 1.The JV Company will acquire full rights in the DMS Software after the Transactions described in 5.1 and 5.2 are completed and Telvent has paid the first scheduled payment according to Schedule 1.

In case that Telvent does not execute the transaction specified in Section 5.2, it will be considered that Closing has not happened and the JV Company will continue operation in accordance with registered Capital Contributions, while the Shareholders Agreement and the relevant parts of this Agreement will not be valid and instead the Company Law will be applied.

5.8	Closing Obligations.

At the Closing:
5.8.1	DMS Group will deliver to Telvent:

(a)	A DMS Business transfer Agreement executed by DMS Group transferring the DMS Business Assets to the JV Company attached hereto as Schedule 10, free and clear of all Encumbrances as DMS Group’s Capital Contribution in the JV Company;

(b)	Written consent of Mr. Dragan Popovic in which he agrees to become an employee of the JV Company on the Effective Date under the Employment Agreement, attached hereto as Schedule 8;

(c)	A List of the employees who will transfer from DMS Group to the JV Company, attached hereto as Schedule 7;

(d)	Written consents of Key Employees in which they agree to become employees of the JV Company on the Effective Date under Employment Agreement, attached hereto as Schedule 9;

(e)	all Required Consents;

(f)	A Resolution of the Board of DMS Group approving this Agreement and the transactions contemplated hereunder.

(g)	A Resolution in writing signed by all of the Stakeholders/shareholders of DMS Group approving the transfer of the DMS Business to the JV Company;

(h)	A lease for sub-floor, ground floor, gallery, the 4th floor and attic space with duplex for the JV Company’s offices at Sremska 4, Novi Sad, Serbia in the form attached hereto as Schedule 13 executed by DMS Group and the JV Company;

(i)	Template Agreements between the JV Company and each of the professors and members of the Department for Power Systems, Faculty of technical sciences at University of Novi Sad who are engaged in research and development on DMS Software and consents of these professors and members to the template agreement. Under the template agreements said professors and members will agree that they will not carry out any research and development work for competitors of Telvent DMS, with validity period of three years attached hereto as Schedule 14;

(j)	The Cooperation Agreement between the JV Company and the Department for Power Systems, Faculty of technical sciences at University of Novi Sad in the form attached hereto as Schedule 15 and executed by the JV Company and the University.

5.8.2	Telvent will pay the Telvent Capital Contribution in accordance with Section 5.1 into the temporary back account and will deliver to DMS Group:
(a)	the New VAR Agreement executed by Telvent or a Telvent Affiliated Company.

(b)	A Resolution of the Board of Directors of Telvent approving this Agreement, the Shareholders Agreement, the New VAR Agreement and the transactions contemplated hereunder.
5.8.3	The Parties shall duly execute the following documents:
(a)	the Memorandum of Incorporation;

(b)	the Shareholders Agreement;

(c)	the R&D Plan;

(d)	the Annual Budget for 2008;

(e)	An agreement terminating the existing VAR Agreement between DMS Group and Telvent.

5.8.4	All of the above documents and agreements will come into force on the Effective Date, except for the Memorandum of Incorporation which will come into force on the day of signing and certification before the court and except for the Shareholders Agreement which will come into force on the day when Telvent execute transaction specified in Section 5.2.
Closing Conditions
5.9	The completion of the Closing will be subject to the following conditions, which may be revised by mutual agreement:
(a)	delivery by DMS Group to Telvent of a certificate confirming that all Representations and Warranties of DMS Group set out in Article 14 are accurate and true on the date of Closing.

(b)	delivery by Telvent to DMS Group of a certificate confirming that all Representations and Warranties of Telvent set out in Article 14 are accurate and true on the date of Closing.
5.10	Immediately after the Closing, and not later than 15 days after signing of the Memorandum of Incorporation, the Parties shall submit the Memorandum of Incorporation and other necessary documents to the Registration Authority to register the JV Company. If the Registration Authority or any other competent authority in Serbia indicates that changes should be made to the Memorandum of Incorporation or this Agreement, such changes shall not be binding on the Parties unless and until agreed upon by the Parties in writing.

5.11	The Parties agree to co-operate in providing documents and information in connection with the application procedures referred to in Article 5.11. All originals of the documents related to the establishment of the JV Company (including, but not limited to, certificate of registration I incorporation of the JV Company) shall be kept in the JV Company.

5.12	On the Effective Date, all documents signed and delivered on the Closing and all documents and agreements to which the JV Company is a party shall become effective.

5.13	If Telvent fails to make its Capital Contribution within the time frames as stipulated under this Agreement, except under the conditions of Force Majeure:
(a)	Telvent shall pay to the JV Company interest for the amount or value overdue which is calculated on a daily basis from and including the date such contribution was due until and including the date the contribution is made in full at the interest rate of EURIBOR plus 1%. Such interest shall be payable monthly in arrears and shall be used by the JV Company for appropriate business purposes.

(b)	Telvent shall indemnify the JV Company for any penalties or costs incurred by the JV Company as a result of such failure to pay the Capital Contribution.

(c)	if such failure by Telvent to pay a Capital Contribution when due continues for a period of 30 days then DMS Group will give a Notice in writing to Telvent, and if the failure continues for a further 30 days after receipt of such Notice, then Sections 4.4 and 4.26 of Shareholders Agreement will be temporarily suspended until such time as Telvent pays the overdue Capital Contribution and all accrued interest. If the default continues, the Contribution Percentages shall be adjusted to take into account the failure to pay the Capital Contribution In this case, the Resolution to adjust registered Stakes in the JV Company according to paid contributions will be passed on Shareholders Meeting with majority voting, while quorum will exist if representatives of 51% registered Stake in the JV Company are present.. In this case, Sections 4.4 and 4.26 of Shareholders Agreement will be permanently suspended and the Shareholder Agreement will be adjusted accordingly.

(d)	If the JV Company is in default of its obligations to provide financial reporting, or progress reports on the R&D Plan under section 13.12 or has materially failed to carry out the work to be done under the R&D Plan and Telvent has rejected the latest R&D four-month report, Telvent may issue a notice of default to the JV Company with a copy to DMS Group and if such default is not remedied within 30 days of receipt of the notice by the JV Company and DMS Group, Telvent shall be entitled to suspend payment of the next Capital Contribution listed in Schedule 1 and the provisions of sub-paragraphs (a), (b) and (c) of this Article shall not apply to Telvent’s failure to pay the Capital Contribution until the default is remedied.

If the default is not resolved in the next 30 days, Contribution Percentages shall be adjusted to take into account the Capital Contribution actually paid by Telvent. In this case, the Resolution to adjust registered Stakes in the JV Company according to paid contributions will be passed on Shareholders Meeting with majority voting, while quorum will exist if representatives of 51% registered Stake in the JV Company. Then the Article 9 of Shareholder Agreement will be applied.
5.14	Any increase in the capital of the JV Company by each Party, if any, shall occur so as to maintain the Contribution Percentages. Any such increase in the capital shall be subject to all necessary procedures required by the Board.

5.15	All assets owned by the JV Company or which the JV Company is entitled to use shall be used, disposed of or otherwise dealt with by the JV Company only for the purposes of the JV Company stipulated herein and in the Memorandum of Incorporation.

Article VI — Assignment of Equity Interest in JV Company
6.1	If any Party intends to divide, transfer or sell all or part of its Stake in the JV Company, such disposition must be made in accordance with the Shareholders Agreement.

6.2	When a Party disposes of its Stake in the JV Company as provided herein, such Party shall assign to the acquiring party and the acquiring party shall assume in writing the benefit and burden of this Agreement and will do so by executing an amendment to this Agreement and the Memorandum of Incorporation with the non-transferring party and the transferring Party (if it transfers a portion of its equity interest in the JV Company), such acquiring party being thereafter bound by the amended Contract and Memorandum of Incorporation as a Party thereof.

6.3	Any attempted transfer or sale of any Stake in the JV Company in violation of this Article VI shall be null and void and of no force and effect.
Article VII — Relationship Between the Parties & Post-Closing Responsibilities
7.1	DMS Group will not, either directly or indirectly through any subsidiary, affiliate or other entity, market or sell any services in respect of the DMS Software except in accordance with Section 5.3. This restriction does not prohibit DMS Group from providing any other services (e.g., consulting services including know-how, maintenance services, outsourcing development services) in the area of power engineering (generation, transmission, distribution, as well as electricity open market), provided that such work does not involve embedding in any other (competitors) products components of the source or object code of the DMS Software owned by the JV Company. In addition, DMS Group will not provide sales, commercial or marketing services to promote any DMS products which are competitive with the JV Company Products or to assist any other vendors in obtaining contracts worldwide for the supply of products which are competitive with the DMS Software. The obligations of DMS Group under this Article will also be contained in the transfer agreement under which the DMS Business will be transferred to the JV Company.

7.2	The sharing of the commercial market and the relationship between Telvent and JV Company will be according to the VAR Agreement signed between Telvent and DMS Group dated January 1, 2007. On the closing, that VAR Agreement will be terminated and Telvent Sweden and the JV Company will enter into a new VAR Agreement in the form attached hereto as Schedule 11 (the “New VAR Agreement”) on similar terms under which Telvent Sweden shall have exclusive rights to market and license the DMS Software and to execute projects using the DMS Software in the following territories: Spain, Portugal, Andorra, North America, Central America, South America, the Caribbean, China and Australia

(“the Exclusive Territory”). Both companies would where necessary participate and support each other in both the Exclusive Territory and other parts of the world. After December 31, 2010, Telvent Sweden and the JV Company will agree on a new minimum annual amount based on market conditions to be paid by Telvent Sweden for licenses and services in order to maintain its exclusive rights in the Exclusive Territory. Telvent hereby guarantees fulfillment of all of the obligations of Telvent Sweden to Telvent DMS under the New VAR Agreement and as guarantor will bear all consequences of not fulfilling due and undisputable obligations in New VAR agreement as described in the New VAR Agreement as well as the other related agreements signed between Telvent and DMS Group.

7.3	If Telvent Sweden fails to pay a due and undisputable obligation under the New VAR Agreement and such failure continues for 60 days after receipt of a written notice of default from JV Company and provided that JV Company is not in default in any material obligation under the ioint Venture Agreement or New VAR Agreement then:
(a)	Telvent Sweden Exclusive Rights will under the New VAR Agreement shall become non-exclusive until the said obligation is paid; and

(b)	the requirement for consensus under Section 4.4 (b) of Shareholders Agreement will be suspended until the said obligation is paid
7.4	If JV Company is in default of its obligations under a Purchase Order under the New VAR Agreement and such default continues for 60 days after notice in writing from Telvent, the Vice-Chairman instead of the Chairman will have the casting vote on any Board decision relating to the project which is related to that Purchase Order until such default is remedied.

7.5	The closing balance related to the existing VAR agreement will be made with the closing date of March 31, 2008. The balance of payments for services and licenses according to the existing VAR agreement will be completely closed as of March 31, 2008.

7.6	The Parties agree that Telvent will have a credit balance under the existing VAR Agreement for services in the amount of €88,000 and the preferred option would be to use up that credit by having 2 engineers from DMS Group come to Telvent’s offices in Spain during the month of March, 2008 to provide engineering services.

7.7	Depending on the results achieved, Telvent will consider the JV Company as the preferred option to develop additional R&D plans, engineering and project implementation outside of the DMS business, at cost pIus 20% gross margin, but Telvent cannot commit to a minimum annual amount. This part would not be counted in the amount stated in the New VAR Agreement that is related to the DMS business.

7.8	DMS Group, in the capacity of a Shareholder of the JV Company, shall have the following obligations in addition to any other obligations specified in this Agreement:
(1)	DMS Group shall assist the JV Company in applying to the competent authority for approval, registration and other matters concerning the establishment and operation of the JV Company;

(2)	DMS Group shall assist the JV Company in selecting and training qualified local Serbian employment candidates, including operational and management personnel, technical personnel, interpreters, workers, and other personnel required;

(3)	DMS Group shall assist the JV Company in opening foreign currency accounts and RSD accounts with the bank designated by the Board and approved by the State Administration for Foreign Exchange;

(4)	DMS Group shall try its best to assist the JV Company in developing markets and customers within Serbia as well as exporting the products of the JV Company;

(5)	DMS Group shall assist the expatriate managers, employees and worker staff of the JV Company and of the Parties, with whom the JV Company contracts to obtain all entry visas and work permits necessary and assist the JV Company in arranging boarding, lodging, office space, transportation and medical facilities for such persons in Serbia;

(6)	DMS Group shall assist the JV Company and its employees and managers in complying with all applicable environmental, health and safety laws and regulations of Serbia and developing an appropriate compliance system; and

(7)	DMS Group shall assist the JV Company to deposit the DMS Software with the Agency for Protection of Intellectual Property Rights after Telvent satisfies all obligations under this Agreement.
7.9	Telvent in the capacity of a Shareholder of the JV Company, shall have the following obligations in addition to any other obligations specified in this Agreement:
(1)	Telvent shall assist the JV Company in applying to the competent authorities for approval, registration and other matters concerning the establishment of the JV Company;

(2)	Telvent shall assist the JV Company in purchasing equipment and materials from overseas markets and other matters authorized by the JV Company as agreed by Telvent and the JV Company;

(3)	Telvent shall assist the JV Company in selecting and training of technical personnel and workers of the JV Company; and

(4)	Telvent shall try its best to assist the JV Company in developing markets and customers outside Serbia as well as exporting the products of the JV Company.

(5)	Telvent shall assist managers, employees and worker staff of the JV Company to obtain all entry visas necessary and assist the JV Company in projects out of Serbia;
Article VIII - Offices, Equipment and Use of Intangible Assets
8.1	DMS Group shall lease to the JV Company the sub-floor, ground floor, the gallery, 4th floor and attic space with duplex for the JV Company’s offices at Sremska 4, Novi Sad, Serbia by a lease in a form attached hereto as Schedule 13;

8.2	Telvent hereby grants the JV Company the license to use the trademark “Telvent” as part of the name “Telvent DMS LLC”. However, the JV Company shall acquire no rights in the separate “Telvent” name or trademark, and it shall not be entitled to use the Telvent name or trademark except as part of the JV Company name. In the event of termination of this Agreement or sale by Telvent of its Stake in the JV Company, the JV Company shall change its name to another name which does not contain the trademark “Telvent”.
Article IX — Board
9.1	The Board shall consist of 4 members, appointed in accordance with the Shareholders Agreement.

9.2	The Board shall be constituted on the Effective Date in accordance with the Shareholders Agreement and shall hold its first meeting by conference call as soon as possible but not later than 5 days after the Effective Date.

9.3	The Members of the Board must act in good faith and in the best interests of the JV Company as a whole. Subject to this duty, Member of the Boards may have regard to, and act in the interests of, the Party that appoints them.
Article X — Operations and Management
10.1	The JV Company shall establish an operation and management organization appropriate to the size and nature of the business of the JV Company which shall be responsible for the daily operation and management of the JV Company and which shall be headed by the Senior Management consisting of the Chairman and Vice-Chairman appointed in accordance with the Shareholders Agreement and a Chief Financial Officer.

10.2	The Board shall set the performance objectives and work performance criteria for the Chairman annually, based on the recommendations of the Chairman and the operational objectives of the JV Company. In the event that the Chairman fails to achieve the relevant performance objectives, either Party may request a board meeting to consider the consequences.

10.3	The Chairman, Vice-Chairman and Members of the Board have responsibilities and authorities as defined in Shareholders Agreement.
Article XI — Contracts with Shareholders and Affiliated Companies
11.1	Notwithstanding the other parts of this Agreement, any agreement or arrangement entered into between the JV Company and a Party or its Affiliated Company must:
(a)	be negotiated with the relevant Party or its Affiliated Company on commercial and arms length terms, having regard to maintaining the operational focus and profitability levels of the JV Company;

(b)	be approved by the Members of the Board present at a Board meeting, either in person or by proxy in accordance with the Shareholders Agreement; and

(c)	be notified in writing by the JV Company to each Party.
Article XII — Labour Management
12.1	There are two key categories of staff of the JV Company:
(a)	Senior management — i.e. Members of the Board, the Chairman, the Vice Chairman and the Chief Financial Officer; and

(b)	All other staff of the JV Company.
12.2	The methods by which the JV Company may engage its staff include:
(a)	Employment by the JV Company;

(b)	Engagement through a labour supply arrangement with the Faculty; and

(c)	Secondment from the Parties or their Affiliated Companies.
12.3	After the establishment of the JV Company, the JV Company shall enter into individual employment agreements or any other engagements of individuals in accordance with Serbian legislation.

12.4	The compensation and standards of traveling expenses of the Members of the

Board the Chairman and Vice Chairman shall be decided by the Board.

12.5	The best of the staff of DMS Group from the research and development teams, engineering and commercial, and all staff involved in DMS Software projects will become employees of the JV Company on the Effective Day. All DMS Group staff remaining in DMS Group who have been engaged in development of DMS Software will be obligated to limit their activities strictly to completing actual DMS projects and they shall not engage in outsourcing, consultancy or other services for other vendors (competitors of Telvent and Telvent DMS). Upon completing the DMS projects these DMS Group employees will be transferred to the JV Company. Attached hereto as Schedule 6 is a list of the employees of DMS Group who will be offered employment with the JV Company. It will be a condition of Closing that the key employees of DMS Group related to DMS Business as identified and agreed during the due diligence (the “Key Employees”) shall consent about entering into employment agreements with the JV Company. These agreements will include reasonably satisfactory non-compete and non-disclosure agreements and will be conditional on the Closing being completed.

12.6	DMS Group will provide to Telvent for auditing purpose the list of employees of DMS Group to be employed by the JV Company showing their salaries in the previous year as well as the proposed salaries with the JV Company for the current year. If there is any difference in these salary tables, DMS Group will give an explanation to Telvent.

12.7	For those employees of the JV Company who used to be employees of DMS Group, DMS Group shall be responsible for terminating the previous employment relationship with those employees and shall bear all the relevant costs, expenses or compensations for such termination of the employment relationships. For any labor disputes relating to the labor relationship between any of those employees and DMS Group, DMS Group shall take full responsibility and ensure that the JV Company will not be adversely affected.

12.8	The employment standards, functions and term of those employees, together with their wages, bonuses and benefits will be determined by the Chairman within the scope of the Annual Budget for labour costs.

12.9	Subject to the other provisions of this Agreement, the Chairman shall have the authority to dismiss or discharge any worker or staff in accordance with applicable employment law principles, including any worker or staff who violates the policies and employee manual laid down by the Board.

12.10	With respect to each of its employees, the JV Company shall be responsible for his/her social insurance premiums mandated by relevant laws and regulations of Serbia (such as pension, unemployment, medical, occupational injury, maternity and so on) during the employment period of starting from the effective date of the labour contract signed by and between the JV Company and the employee of the JV Company.

12.11	Neither party shall, without the prior written consent of the other party, hire any person who is an employee of the other party or of the JV Company; provided, however, that either party may offer employment to or employ persons whose employment has been involuntarily terminated by the other party or the JV Company.

12.12	The Board shall pass a Position Classification Rulebook, to encompass all working positions in the JV Company.
Article XIII — Accounting, Auditing, Budget & R&D Plan
Accounting
13.1	The JV Company, the Parties, and the staff and workers of the JV Company shall pay taxes in accordance with all relevant laws and regulations of Republic of Serbia.

13.2	The accounting system of the JV Company shall be in accordance with IFRS . The accounting system shall be formulated by the Board and filed with relevant local finance and tax laws and regulations of Republic of Serbia, and implemented by the JV Company under direction of the Board.

13.3	All financial books, statements, reports, and records of the JV Company shall be written in Serbian and corresponding English copies shall be made and kept. All financial statements and all other important financial and accounting documents, records and statements shall be approved and signed in accordance with laws and regulations of Republic of Serbia

13.4	The accounting and fiscal year of the JV Company shall be the Gregorian calendar year and shall run from 1 January to 31 December.

13.5	The book keeping base currency of the JV Company shall be RSD. All financial statements of the JV Company shall be presented in RSD, but JV Company shall also adopt Euros as a supplemental currency for internal presentation of certain book-keeping statements.

13.6	Financial reports shall be prepared in accordance with IFRS. During the first two (2) months of each accounting and fiscal year, the Chairman shall organize and preparethe balance sheet, profit and loss statement, profit distribution plan, and any other financial reports required by the Board, either of the Parties or under IFRS, for the preceding year. Such financial statements shall be sent to each Party and each Member of the Board and submitted for approval at a meeting of the Board.

Auditing
13.7	The JV Company shall engage an accounting firm certified and registered in Serbia and confirmed by both Parties as the external auditor, to annually examine and verify the financial and accounting matters of the JV Company in accordance with IFRS, at the cost of the JV Company.

13.8	Other Auditors engaged by either Party shall be permitted to examine the financial affairs of the JV Company for any fiscal year upon the request of either Party. The JV Company will provide assistance and convenience for the auditors of each Party. The Party requesting such audit shall pay the fees of such auditors, unless the examination of such auditors reveals substantial mistake in the financial statements of the JV Company, in which case the JV Company shall reimburse that Party of the fees of such auditors.

13.9	After the end of each fiscal year, the JV Company shall cause its accounts and records to be audited by the auditor referred to in Article 13.7. The JV Company shall use its best endeavors to ensure that such audit shall be completed no later than two (2) months after the end of such fiscal year and copies of such audited statements together with the report of the auditor shall be furnished to the Parties as soon as they are available but in any event no later than ten (10) days after completion of the audit.

13.10	Financial activities identified being in violation of IFRS or other relevant accounting laws and regulations during above-mentioned audit shall be corrected and handled in accordance with relevant laws and regulations of Republic of Serbia
Annual Budget & Monthly Reporting
13.11	An Annual Budget shall be prepared by the Chairman and submitted to the Board for approval in accordance with Article 4.4 of the Shareholders Agreement at least 60 days prior to the start of each accounting and fiscal year. The Annual Budget will take into account the R&D Plan for that year.

Monthly management accounts, including profit and loss account, balance sheet, cash flow statement, capital expenditure statement, sales analysis, analysis of debtors, employment analysis, key performance indicators and financial forecast, comparison of performance to budget and prior year shall be prepared and provided to Telvent (and to DMS Group if DMS Group so requests) monthly by the 10th day of each month in such format as Telvent shall require together with further information in the possession or control of the JV Company or the Chairman regarding the financial condition and operations of the JV Company as Telvent may request and details of any litigation commenced against the JV Company together with the Chairman’s reasonable estimate of potential liability thereunder.

R&D Plan
13.12	The R&D Plan will be reviewed and updated by the JV Company not later then 60 days prior to the start of each accounting and fiscal year including the specific R&D targets to be accomplished every four months. Updates of R&D Plan will be in full accordance with and coordinated with Telvent’s strategy for the development of the Smart Grid Solution Suite and will include specific R&D targets to be accomplished every four months. Within 15 days after the end of each 4 months period, the JV Company shall prepare a Progress Report describing the progress of the development work including: (i) items completed since the last report; (ii) actual and planned percentage of completion for each task and development project; (iii) items to be completed in the next 4 months period.

13.13	Upon expiration of the period ending December 31, 2010, Telvent and DMS Group shall agree about the way in which to provide continuous investment in development of the DMS Software.
Reserve and R&D Funds and Dividends
13.14	The goal of the parties for the JV Company is to run the business during the first five (5) years without generating higher expenses in relation to the budget approved, while accounting book-keeping losses stated on the end of the fiscal year will not be considered as violation of this obligation. Profits generated by the JV Company by the end of the fiscal year will be retained in the JV Company to provide additional investment to fund R&D with respect to the DMS Software and to strengthen the JV Company structure.

13.15	After the JV Company has paid income tax and made up any losses incurred in any previous year but prior to distribution of the net profits of the JV Company to the Parties, the JV Company shall set aside a reserve fund and the R&D fund in accordance with the stipulations of the governing laws and regulations of the Republic of Serbia. The Board shall determine annually, in accordance with the provisions of this Agreement, the amount of net profits to be allocated to each of these funds.
13.16	Subject to:
(a)	Capital Contributions of the Shareholders in accordance with the provisions to this Agreement and the Memorandum of Incorporation;

(b)	covering of the accumulated accounting losses of previous years;

(c)	payment of all income tax payable;

(d)	the allocation of funds pursuant to Article 13.15; and

(e)	repayment of due and payable equity holder’s loans which are not subordinate to other loans borrowed by the JV Company (if any), the

Board shall, and the Parties shall procure their respective appointed Members of the Board to:

(i)	hold a Board meeting within two months of the end of the fiscal year of the JV Company; and

(ii)	at that meeting vote in favor of and declare all of the remaining profits to be payable as dividends to the Parties, unless otherwise agreed by a resolution of the Board.
Dividends shall be distributed to the Parties in proportion to their Contribution Percentages.

13.17	The dividend paid to Telvent, shall be calculated in RSD and the JV Company will be responsible for converting that dividend from RSD into foreign currency (designated by Telvent) and remitting such dividend abroad or into the bank account designated by Telvent, in accordance with relevant laws and regulations of the Republic of Serbia. Converting and remitting costs will be charged to Telvent.
Article XIV — Representations and Warranties
14.1	DMS Group represents and warrants to Telvent as follows (which representations and warranties shall be true and accurate as of the Closing):

14.1.1	Corporate Authority, due Authorization

DMS Group represents and warrants that:
(a)	the signing and performance of this Agreement and the other agreements and documents to be executed and delivered by DMS Group it in connection with the transactions contemplated hereby and thereby do not violate any laws of Serbia, or any corporate document of DMS Group,
(b)	it has taken all necessary action to authorize its entry into this Agreement and the other agreements and documents to be executed and delivered by DMS Group it in connection with the transactions contemplated hereby and thereby.

(c)	DMS Group has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by DMS Group in connection with the transactions contemplated hereby and thereby.

(d)	There is neither liquidation nor bankruptcy proceeding initiated or threatened to be initiated against DMS Group on the date of Closing.

14.1.2	DMS Software.

DMS Group represents and warrants that:
(a)	Set out in Schedule 10 (a) is a list and description of each module which forms part of the DMS Software.

(b)	DMS Group owns all right, title and interest in and to the DMS Business Assets including the DMS Software, free and clear of any and all Encumbrances.

(c)	There are no orders, judgments or rulings of any court, arbitrator or governmental body or agency nor is there any action, claim, arbitration, investigation, litigation, or suit before any court, arbitrator or governmental body or agency pending or threatened against DMS Group with respect to the DMS Software or the rights of DMS Group therein.

(d)	The DMS Software does not infringe or make unlawful use of any intellectual property rights of others.

(e)	To the knowledge of DMS Group, there has not been, nor is there currently, any misappropriation or infringement by any third party of the DMS Software.

(f)	To the Knowledge of DMS Group, none of the employees of DMS Group who will become employees of the JV Company are obligated under any contract (including licenses, covenants or legal commitments of any nature) or any agreement, or subject to any Order of any Governmental Entity, that would interfere with the use of his or her best efforts to promote the interests of the JV Company in the operation of the JV Company’s business as conducted on the date hereof or that would conflict with the operation of the JV Company’s business as conducted on the date hereof (conflict of interest).

(g)	To the Knowledge of DMS Group, the DMS Software does not incorporate any inventions of its employees made prior to their employment by DMS Group. Title to and ownership of any and all rights with respect to any inventions made by DMS Group employees within the scope of such employees’ employment relating to the DMS Software, vests in DMS Group and the rights thereto shall be transferred to the JV Company. Except as set forth on Schedule 10 (b), all Persons involved in the conception, making, and development of the DMS Software have entered into a confidentiality and invention assignment agreement.

(h)	DMS Group has never received any written claim, demand, or notice that alleges that DMS Group has infringed or misappropriated any intellectual property of any other Person or that seeks to restrict in any manner the use, transfer or licensing of any of the DMS Software.

(i)	Schedule 10 (c) contains a complete and correct list of all licenses of any kind relating to DMS Software granted by DMS Group to third parties. With respect to each license required to be set forth on Schedule 10 such license is legal, valid, binding, and in full force and effect. DMS Group has delivered to Telvent accurate and complete copies of all such licenses, together with all amendments thereto.

(j)	The source code with respect to the DMS Software is not in the possession of any third party and DMS Group has used commercially reasonable efforts consistent with industry standards to maintain the confidentiality of such source code.

(k)	DMS Group has not granted any exclusive rights with respect to the DMS Software, except Telvent.

(l)	Schedule 10(d) contains a complete and correct list of all Agreements of DMS Group with any third party with respect to either:
(i)	the sale or sublicensing by the third party of the DMS Software; or

(ii)	payment of commissions or fees in exchange for sales representation or agency services with respect to the DMS Software.
Under any Agreement listed in Schedule 10 (d), DMS Group will not sell any new license after the Effective Date, while these agreements will be supported in term of 12 months according to Section 5.3 and in the same term terminated.

(m)	no contractual rights granted by DMS Group in favor of any party to any of the DMS Software (including rights under any escrow agreement or similar arrangements) will be triggered by the transactions contemplated by this Agreement.

14.2	Telvent represents and warrants (which representations and warranties shall be true and accurate as of the Closing) that:
(a)	the signing and performance of this Agreement and the other agreements and documents to be executed and delivered by Telvent in connection with the transactions contemplated hereby and thereby does not violate any laws of Spain, or any corporate document of Telvent; and

(b)	it has been duly authorized by its board of directors to enter into this Agreement and the other agreements and documents to be executed and delivered by DMS Group it in connection with the transactions contemplated hereby and thereby.

(c)	Telvent has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by Telvent in connection with the transactions contemplated hereby and thereby.

(d)	There is neither liquidation nor bankruptcy proceeding initiated or threatened to be initiated against Telvent on the date of Closing.
Article XV — Foreign Exchange
15.1	The JV Company shall maintain both RSD and foreign exchange bank accounts in Serbia in accordance with applicable laws and regulations of Republic of Serbia. The foreign currency earned by the JV Company shall be available in its foreign exchange bank accounts and used for regular operation as necessary.

15.2	For the distribution of profit during the operation period of the JV Company in accordance with the Section 13.16, the JV Company dividends to DMS Group shall be paid in RSD and dividends to Telvent shall be calculated in RSD and converted to and paid in foreign currency in accordance with the Section 13.17.

15.3	Parties agree that all business activities will be in accordance with accounting and other regulations of Republic of Serbia and Telvent will not apply any internal business regulation which could cause the JV Company to be in violation of any laws or regulations of Republic of Serbia.
Article XVI — Insurance
16.1	The JV Company shall maintain insurance coverage of the types and in the amounts proposed by the Chairman and approved by the Board. The JV Company shall obtain insurance from insurance companies or organizations, subject to compliance with the laws and regulations of Republic of Serbia
Article XVII — Amendment Alteration and Discharge of Contract
17.1	Amendments to this Agreement or its Annexes shall come into effect only after agreed by the Parties in writing and then approved by the Registration Authority where required by Serbian laws.

17.2	Either Party may propose to the Shareholders meeting liquidation of the JV Company upon the occurrence of any of the following events:
(a)	if the cumulative losses of the JV Company exceed the capital of the JV Company (as specified in Article 5.1);

(b)	if the JV Company or either Party becomes bankrupt, or is the subject of proceedings for liquidation, or ceases to carry on business or becomes unable to pay its debts as they become due to the JV Company;

(c)	if all or any substantial part of the assets of the JV Company are expropriated by any government authority;

(d)	if the other Party materially breaches this Agreement, or violates the Memorandum of Incorporation and such breach or violation is not cured within sixty (60) days of written notice to the breaching Party (in this case, only a non-breaching Party shall have the right to apply for liquidation of the JV Company); or

(e)	any conditions with a material impact on the JV Company are imposed by any government authority requiring changes to this Agreement, the Memorandum of Incorporation and such changes are not agreed to by the Parties in writing.
17.3	In the event that either Party gives notice pursuant to this Article of a desire to apply for liquidation of the JV Company, the Parties shall, within one (1) month after issuance of such notice, commence negotiations and endeavor to solve the problem underlying the liquidation proposal. In the event that matters are not solved to the satisfaction of the Parties within three (3) months after commencement of negotiations or the notified Party refuses to commence negotiations within the period stated above, the Shareholders will at a Shareholders meeting pass the resolution on initiation of liquidation in accordance with the Section 4.26 of Shareholders Agreement.

17.4	Upon passing Resolution of liquidation of the JV Company under this Article, or under other circumstances in which the JV Company is dissolved, liquidation of the JV Company shall be handled in accordance with the relevant laws and regulations of Republic of Serbia and with the provisions set forth below:
(a)	The Liquidation Committee shall be made up of four (4) members, of whom two (2) shall be nominated by DMS Group and appointed by the Board pursuant to the nomination of DMS Group, and two (2) shall be nominated by Telvent and appointed by the Board pursuant to the nomination of Telvent;

(b)	If it is necessary to appraise any of the assets to be liquidated, the Liquidation Committee shall appoint an accounting firm registered in Serbia independent from either Party for assets appraisal;

(c)	The remaining assets after deduction of all liquidation fees and all debts (Liquidation surplus) shall be allocated between the Parties in accordance with the Contribution Percentage in the JV Company; and

(d)	After the JV Company dissolves, the JV Company’s accounting books, accounting statements, minutes and resolutions of the Board and other legal documents shall be kept by DMS Group. Telvent shall be provided with copies of all of the JV Company’s accounting books, accounting statements, minutes and resolutions of the Board and other relevant documents after the conclusion of liquidation.
Article XVIII — Limitation of Liability
18.1	To the maximum extent permitted by law, no Party will be liable to the other Party for lost profits, lost business, indirect losses, consequential damages or punitive damages for breach of this Agreement regardless of the form of the claim.
Article XIX — Force Majeure
19.1	“Force Majeure” means any event or combination of events which is the direct cause of preventing or delaying the fulfillment by any Party of its obligations under this Agreement, the occurrence of which is unforeseeable and beyond the control of such Party, and the occurrence and/or direct results of which could not have been avoided by exercise of due care. Such event or events shall include but not be limited to floods, droughts, typhoons, earthquakes, other natural disasters, fire, war, acts of war or other hostilities, riots, transportation accidents, delay, revocation or suspension of any governmental approval required for the operation of the JV Company or the performance of this Agreement. However, neither business downturn nor deteriorating economic conditions will qualify as Force Majeure within the meaning of this Article.

19.2	In the event any Party is unable to fulfill any or all of its obligations under this Agreement due to any Force Majeure, such Party shall not be considered to be in default under this Agreement and shall continue to fulfill its other obligations hereunder which are not affected by the Force Majeure event. The period for fulfilling the obligations affected by the Force Majeure event shall automatically be extended without any charge or penalty, for a period equal to the period during which the Force Majeure event continues.

19.3	Either Party claiming the benefits of Section 19.2 shall promptly inform the other Party of the event causing Force Majeure, and within fifteen (15) days thereof shall provide all relevant details and valid evidence of the occurrence and duration of such event.

19.4	The Party claiming Force Majeure shall use all reasonable efforts to overcome the delay caused by the Force Majeure, in which event, the Parties shall immediately consult with each other in order to find an equitable solution. If the occurrence or consequences of Force Majeure results in a substantial impairment to the operation of the JV Company for a period over of six (6) months and the Parties have not reached an equitable solution, the Party not claiming the benefits under Section 19.2 shall be entitled to terminate this Agreement.

Article XX — Confidentiality
20.1	“Confidential Information” means any information, data, and know-how (in whatever form or format) relating to the business or technology of a Party or the JV Company, which is disclosed to the other Party or the JV Company, including, but not limited to that which relates to or which embodies research, product plans, products, services, customers, markets, software, developments, inventions (whether or not patentable or registerable and including patent applications and invention disclosures and the inventions described therein), trade secrets, processes, process configurations, operating parameters, designs, drawings, engineering, hardware configuration information, suppliers and source lists, material characterization information, equipment vendors, marketing or finances that is designated as confidential or proprietary or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential or proprietary.

20.2	Except as otherwise provided in any agreement between the JV Company and any Party, each Party shall maintain the Confidential Information secret and confidential for 5 years, and shall not disclose to any third party or person, all Confidential Information of the JV Company and the other Party except to their respective employees, consultants, directors or any other persons who may be aware of such Confidential Information due to their positions in the JV Company or the Party or who need to know such Confidential Information for purpose of performing their duties. Each Party shall take all necessary steps to prevent the disclosure of any Confidential Information of the JV Company and the other Party to any other third party, unless those as agreed by the Board.

20.3	The provisions of Section 20.2 above shall not apply to the information if:
(1)	it could be proved by the receiving Party’s written records that the receiving Party has been aware of such information prior to disclosure of such same information by the disclosing Party;

(2)	it is or becomes public knowledge otherwise than through the receiving Party’s breach of this Agreement;

(3)	it was obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information; or

(4)	it is independently developed by the receiving Party without making reference to the information disclosed by the disclosing Party.
20.4	Each Party shall formulate rules and regulations to cause its directors, senior staff, and other employees to comply with the confidentiality obligations set forth in this Article. All Members of the Board, the Chairman, the Vice Chairman and other employees of the JV Company shall be required to sign a confidentiality undertaking in a form acceptable to the Parties.

20.5	The provisions of this Article shall remain binding upon any natural or legal person who has been a Party to this Agreement after such person, through an assignment of registered capital and corresponding contractual rights and obligations, ceases to be a party to this Agreement. In addition, the rights and obligations under this Agreement shall survive the expiration or early termination of this Agreement, and shall remain in effect notwithstanding the dissolution of the JV Company for the period specified in Article 20.2.
Article XXI — Applicable Law
21.1	The formation, validity, interpretation and performance of this Agreement, and any disputes arising under this Agreement, shall be governed by the published and publicly available laws, rules and regulations of Republic of Serbia.

Telvent acknowledges that Telvent DMS will operate under laws and regulations of Republic of Serbia and will not in such activities because of internal business regulations of Telvent violate any law or regulation of Republic of Serbia.

21.2	If one Party’s or the Parties’ economic benefits under this Agreement are adversely and materially affected by the promulgation of any new laws, rules or regulations of Republic of Serbia or the amendment or interpretation of any existing laws, rules or regulations of Republic of Serbia after the Effective Date, the Parties shall promptly negotiate with each other in good faith to implement any adjustments necessary to mitigate such adverse effects on the affected Party or Parties.

21.3	The JV Company and the Parties, shall apply in a short term to obtain any tax, investment or other preferential treatment that becomes available to foreign investment enterprises or foreign investors after the signing of this Agreement.
Article XXII — Settlement of Disputes
22.1	In the event that a dispute arises in connection with the interpretation or implementation of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved in this manner within thirty (30) days after the commencement of dispute, then the Parties shall submit the dispute to arbitration in accordance with the provisions of the Shareholders Agreement.

22.2	Such arbitration award shall be final and binding to the Parties.

22.3	The reasonable legal costs incurred in the arbitration advanced by the winning Party shall be borne by the losing Party, unless otherwise determined by the arbitrators in their award.

22.4	If either Party fails to pay or perform any arbitration award or order resulting from the foregoing provisions when due, the other Party may apply for enforcement of such award or order in any court having jurisdiction over the Party against which the award or order has been rendered or having jurisdiction at the place where assets of the Party is located.

22.5	During the course of arbitration, this Agreement shall continue to be performed except for the part which the Parties are disputing and which is the subject of the arbitration.
Article XXIII — Notices
23.1	Official notices provided for in this Agreement shall be made in writing in English and sent by courier service or registered mail or by facsimile with a confirmation copy sent by courier service or registered mail. The date of receipt of a notice shall be considered the date on signed receipt or one (1) working day after sending in the case of a facsimile, All notices and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
To DMS Group:,
DMS Group d.o.o.,
Sremska 4, 21000 Novi Sad, Serbia,
Attention:Dragan Popovic
Tel: +381-21-4893-501
Fax: ÷381-21-4893-540
To Telvent:
Telvent Energia S.A., Valgrande 6,
Alcobendas (Madrid) 28108, Spain
Attention: Lidia Garcia
Fax: +34-91-714-7001
with a copy to:
Telvent Energia S.A.,
10333 Southport Road SW
Calgary, AB, Canada T2W 3X6
Attention: Cameron Demcoe
Fax: +1-403-301-5027
Article XXIV — Miscellaneous
24.1	Each Party shall be responsible for its own costs and expenses incurred before the signing of this agreement.

24.2	Failure or delay of any Party to exercise any right arising under this Agreement or under any other agreement between the Parties related hereto shall not be considered as a waiver thereof, nor shall any single or partial exercise of any right preclude any other future exercise thereof.

24.3	In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable, this Agreement shall be interpreted and construed as though the provision so held to be invalid, illegal or unenforceable were deleted from this Agreement, and all other terms and conditions of this Agreement shall remain valid and binding.

24.4	This Contract supersedes all prior discussions, negotiations, memoranda, and agreements between the Parties to this Agreement with respect to the subject matter hereof.

24.5	The Schedules entered into in accordance with this Agreement are an integral part of this Agreement and shall have the same binding effect as this Agreement. In case of any conflict between the provisions of this Agreement, this Agreement shall prevail.

24.6	This Contract is binding upon and made for the benefit of the Parties and their respective successors and permitted assignees.

24.7	Each Party is an independent contractor, and no Party shall be deemed to be the agent of any other Party to this Agreement for any purpose whatsoever. Each Party is responsible for its own obligations arising under this Agreement and is not liable for the other Party’s obligations.
The Parties hereto have read, understood and accepted this Agreement, which is confirmed with their signatures and stamps on this Agreement.

For: “DMS Group”, LLC Novi Sad:	For: Telvent Energia S.A.

/s/ Dragan Popovic	/s/ Jesus Manuel RIos Odero

Prof. Dr Dragan Popovic	Mr. Jesus Manuel RIos Odero
Chairman of the Board	Authorized Person